Exhibit 99.1

              FNB Corp. Announces Increased Third Quarter Earnings

    ASHEBORO, N.C.--(BUSINESS WIRE)--Oct. 20, 2004--FNB Corp. (NASDAQ:FNBN), the holding company for First National Bank and Trust Company, Rowan Bank and Dover Mortgage Company, today announced its financial results for the third quarter of 2004. Net income for the third quarter increased to $2.284 Million, or $.40 per diluted share, from $1.533 Million, or $.26 per diluted share, in the same period of 2003, the gains in net income and earnings per share being 49.0% and 53.8%, respectively. For the first nine months of 2004, net income was $4.352 Million, or $.74 per diluted share, compared to $6.475 Million, or $1.10 per diluted share, in the same period last year, which represents decreases of 32.8% for earnings and 32.7% for EPS.
    At September 30, 2004, total assets were $845,557,000, an increase of 6.3% from September 30, 2003, loans were $641,108,000, an increase of 12.9%, and deposits were $641,703,000, an increase of 7.1%. Return on average equity on an annualized basis for the first nine months of 2004 was 7.04%, and return on average assets was .71%. Return on tangible equity and assets (calculated by deducting average goodwill from average equity and from average assets) amounted to 8.78% and ..73%, respectively. For the 2004 third quarter, return on equity was 11.25% and return on assets was 1.10%, the returns on tangible equity and assets amounting to 14.08% and 1.12%, respectively.
    "We are pleased to report a better level of earnings coupled with loan and deposit growth in our banking operations," reported FNB Chairman Michael C. Miller. "Checking account promotional efforts are showing good results as we seek to acquire new customers and to expand the depth of our business relationship with our existing core customer base. Noninterest income remains strong with growth in fee-based services and wealth management activities, and as secondary mortgage business continues at a more measured pace following last year's refinancing-based activity," he added.
    Miller also reported that First National Bank & Trust Company has filed an application with the Comptroller of the Currency to approve a new community office location at New Garden Road and Bryan Boulevard in Greensboro. "We look forward to the development of our newest "YesBank" in Greensboro, to expand the Experience Retail program that has worked well in other markets and to build on to the success of our current office located at Friendly Center where we offer business and mortgage lending and wealth management services." Additionally, he reported, "We've also adopted a new web domain name of "MyYesBank.com" that will support and expand our trademark and branding activities throughout our banking markets."
    Comparisons of quarterly and year-to-date earnings were affected by the following factors: The merger of Dover Mortgage Company with FNB Corp., effective April 1, 2003, was accounted for as a purchase business combination and, accordingly, there was no restatement of prior period financial information. As previously reported, third quarter 2003 results were negatively impacted by a reduction of approximately $1,250,000 in income from mortgage loan sales of Dover as a result of the failure to properly obtain forward sales commitments when commitments to lend were entered into with potential borrowers. Additionally, earnings were positively affected in the 2003 third quarter by a $213,000 reduction in income tax expense for the change in the valuation allowance for state income taxes. For the nine months ending September 30, 2004, earnings were negatively impacted by a $2,780,000 provision for loan losses in the second quarter, which provision took into account, among other factors, loan charge-offs of $2,574,000 recorded in that quarter. Further, the required adoption in the 2004 second quarter of an SEC-mandated accounting change related to the mortgage banking industry resulted in a $356,000 reduction of Dover's income from mortgage loan sales.
    The extended period of historically low interest rates produced by the Federal Reserve's stimulative monetary policy negatively affected net interest income for previous quarters. Commencing June 29, 2004, however, the Fed has implemented a tightening policy that has resulted in three one-quarter percent increases in the prime rate. These increases are working to improve the yield on earning assets, although the cost of funds is being impacted by the general increase in interest rates. While benefiting from a 2.9% increase in the level of average earning assets, net interest income increased only $8,000 during the first nine months of 2004 compared to the same period of 2003 due largely to the effect of the low interest rate environment in the first half of 2004. The $302,000 increase in net interest income in comparing third quarter results reflects the benefit of the prime rate increases as well as a 2.9% rise in average earning assets. The net interest margin amounted to 3.83% on a taxable equivalent basis in the first nine months of 2004 compared to 3.96 % in the same period of 2003, the third quarter comparison being 3.94% for 2004 and 3.92% for 2003.
    Noninterest income in the 2004 third quarter increased $1,516,000 or 71.0% compared to the 2003 third quarter due largely to the effect of the significant charges to income that occurred in 2003 as discussed above. Noninterest income decreased $165,000 or 1.6% in the first nine months of 2004 compared to the same period of 2003, due primarily to the slowdown in mortgage refinancing activity and due to the accounting change as noted above. Gains for the subsidiary banks in the level of income from fee and service charge income and wealth management and investment sales revenues partially offset the decline in mortgage banking revenues. Noninterest expense was $189,000 or 2.7% higher in the 2004 third quarter, reflecting general cost increases, and $886,000 or 4.4% higher in the first nine months of 2004, reflecting in part the Dover acquisition which was completed in the second quarter of 2003 (and hence did not affect the results for the first quarter of 2003).
    At September 30, 2004, the allowance for loan losses was $6,936,000, amounting to 1.10% of loans held for investment compared to 1.14% at December 31, 2003 and 1.14%% at September 30, 2003. The provision for loan losses recorded in the first nine months of 2004, reflecting a $2,780,000 provision recorded in the 2004 second quarter as discussed above, amounted to $3,510,000 compared to $1,535,000 in the first nine months of 2003. Additionally, the 2004 provision for loan losses has generally been impacted by the significant growth in loans held for investment. For the third quarter of 2004, the provision was $460,000 compared to $455,000 in the same period of 2003. As of September 30, 2004, nonperforming loans were $6,062,000 in total compared to $5,993,000 and $6,410,000 at December 31, 2003 and September 30, 2003, respectively. Nonaccrual loans and accruing loans past due 90 days or more amounted to $4,121,000 and $1,941,000, respectively at September 30, 2004, $5,235,000 and $758,000 at December 31, 2003, and $5,370,000 and $1,040,000 at September 30,
2003. Loans considered impaired as of September 30, 2004 totaled $321,000 (all of which was on nonaccrual status) compared to $1,963,000 and $904,000 as of December 31, 2003 and September 30,
2003, respectively.
    FNB Corp. has filed an application with the Office of the Comptroller of the Currency and with the State Banking Commission to approve the merger of its Rowan Bank subsidiary with and into First National Bank and Trust Company. No regulatory impediments are expected, and the merger is expected to be consummated in early December.
    FNB Corp. is the central North Carolina-based bank holding company for First National Bank and Trust Company, Rowan Bank and Dover Mortgage Company. First National Bank and Trust (www.MyYesBank.com) operates seventeen community offices in Archdale, Asheboro, Biscoe, Ellerbe, Laurinburg, Pinehurst, Ramseur, Randleman, Rockingham, Seagrove, Siler City, Southern Pines and Trinity and a loan production office in Greensboro. Rowan Bank (www.rowanbank.com) operates three community offices in China Grove, Kannapolis and Salisbury and a loan production office in Concord. Dover Mortgage Company (www.dovermortgage.com) operates seven mortgage production offices in Charlotte, Carolina Beach, Goldsboro, Greenville, Lake Norman, Raleigh and Wilmington. Through its subsidiaries, FNB offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, trust and wealth management and internet banking services. Deposits are insured by the Federal Deposit Insurance Corporation.
    FNB Corp. stock is traded on the NASDAQ National Market System under the symbol "FNBN". Market makers for FNB Corp. stock are Scott & Stringfellow, Keefe, Bruyette & Woods, Goldman Sachs, Ferris Baker Watts, Knight Securities, Ryan Beck & Company, Trident Securities, Sandler O'Neill & Partners and Stern Agee and Leach.
    This news release contains forward-looking statements. Such statements are subject to certain factors which may cause the company's results to vary from those expected, including the risks set forth from time to time in the company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.



                      FNB Corp. and Subsidiaries
                  CONSOLIDATED FINANCIAL INFORMATION
                 (In thousands except per share data)

                                 Three Months Ended  Nine Months Ended
                                    September 30,       September 30,
                                 ------------------  -----------------
                                    2004      2003     2004     2003
SUMMARY OF OPERATIONS            --------   -------   ------  --------
Interest income:
     Loans                         $ 9,042  $ 8,494  $25,353  $25,131
     Investment securities:
         Taxable income                795    1,135    2,591    4,076
         Non-taxable income            429      452    1,303    1,184
     Other                              41       47      116      232
                                    -------  -------  -------  -------
         Total interest income      10,307   10,128   29,363   30,623
Interest expense                     3,098    3,221    8,916   10,184
                                    -------  -------  -------  -------
Net interest income                  7,209    6,907   20,447   20,439
Provision for loan losses              460      455    3,510    1,535
                                    -------  -------  -------  -------
Net interest income after
 provision for loan losses           6,749    6,452   16,937   18,904
Noninterest income                   3,652    2,136   10,186   10,351
Noninterest expense                  7,084    6,895   21,235   20,349
                                    -------  -------  -------  -------
Income before income taxes           3,317    1,693    5,888    8,906
Income taxes                         1,033      160    1,536    2,431
                                    -------  -------  -------  -------

Net income                         $ 2,284  $ 1,533  $ 4,352  $ 6,475
                                    =======  =======  =======  =======

Per share data:
     Net income:
         Basic                     $   .41  $   .27  $   .77  $  1.16
         Diluted                       .40      .26      .74     1.10
         Cash dividends declared       .15      .14      .45      .42


                                           September 30,  December 31,
                                           -------------  ------------
                                            2004   2003       2003
BALANCE SHEET INFORMATION                  ------ ------  ------------

Total assets                               $845,557 $795,275 $773,245
Cash and due from banks                      18,421   23,694   17,164
Investment securities                       123,901  147,591  144,259
Loans                                       641,108  567,861  551,913
Other earning assets                          8,751    7,540    9,960
Goodwill                                     16,335   16,325   16,325
Deposits                                    641,703  599,383  597,925
Other interest-bearing liabilities          115,351  108,716   86,721
Shareholders' equity                         81,453   79,939   81,458

Per share data:
     Book value                            $  14.48 $  14.08 $  14.32
     Closing market price                     17.68    24.95    21.18

FNB Corp. is the holding company for First National Bank and Trust Company, Rowan Bank and Dover Mortgage Company. Dover was acquired effective April 1, 2003 under a merger transaction accounted for as a purchase business combination. Prior period financial information has not been restated. The presentation of certain income statement amounts for 2003 has been restated to conform with that in 2004. FNB Corp. stock is traded on the Nasdaq National Market System under the symbol "FNBN".

Market makers for FNB Corp. stock are Scott & Stringfellow, Keefe, Bruyette & Woods, Goldman Sachs, FIG Partners LLC, Ferris Baker Watts, Knight Securities, Ryan, Beck & Company, Trident Securities, Sandler O'Neill & Partners and Stern Agee and Leach.


    CONTACT: FNB Corp., Asheboro
             Jerry A. Little, 336-626-8300